Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals and Ferrer Provide Update on

ADASUVE® European Commercial Activities

Mountain View, California - September 18, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today provided an update on the commercial activities related to ADASUVE® inhalation powder, pre-dispensed (Staccato® loxapine) in the European Union (EU). Grupo Ferrer Internacional, S.A. (Ferrer) is Alexza’s commercial partner for ADASUVE in the European Union, Latin America and the CIS countries (the Ferrer Territory). Ferrer has distribution agreements with AOP Orphan Pharmaceuticals AG, Bioprojet, Galenica SA, and Medivir AB for some of the countries in Europe.

ADASUVE is now available in nine countries in the Ferrer Territory, after its initial launch in Germany in July 2013. Ferrer expects to continue the roll-out of ADASUVE in additional EU countries through 2014 and 2015, with France being the next major EU country targeted.

“We continue to hear consistent messages from doctors using ADASUVE that it is an important alternative over injections or oral tablets, and is also beneficial with building patient alliance and patient compliance,” said Antoni Villaró, Chief Operating Officer of Ferrer. “We, at Ferrer, understood from the beginning that ADASUVE is a highly valuable medication and needs time to achieve significant business. That is why we continue to dedicate substantial efforts and resources to its success.”

Alexza and Ferrer provided the following updates on ADASUVE in the EU:

•	ADASUVE product supply is now available for the field sales representatives in France, where the first commercial sale is anticipated by year-end. Ferrer is commercializing ADASUVE in France through a distribution agreement with Bioprojet.

•	ADASUVE is now available in more than 160 hospitals in the EU.

•	ADASUVE has experienced continued growth in product sales since its introduction in July 2013. During the past year, unit growth has tripled each quarter, as compared to each previous quarter.

•	Ferrer sponsored a symposium on agitation at the XVI World Congress of Psychiatry, held in Madrid from September 14 - 18, 2014. The symposium, entitled “Management of Psychomotor Agitation: New Approaches”, was attended by more than 500 physicians, and included presentations and discussions about agitation evaluation and pharmacologic treatment by experts in the field, including Dr. Norman Sartorius (Switzerland), Dr. Frank Pajonk (Germany), Dr. Scott Zeller (USA) and Dr. Miquel Casas (Spain).

•	Ferrer has launched a comprehensive international educational course on the detection, assessment and management of agitation in clinical practice. This course provides up to 42 continuing medical education credits for completion of the course. For more information, please see www.agitationinpsychiatry.com.

Physician Experience with ADASUVE

Dr. Gabriele Fischer, Professor at the Department for Psychiatry and Psychotherapy, Medical University of Vienna, Austria, said: “ADASUVE is a great option for patients and their caregivers. Many patients are sent home after the treatment and no hospitalization is necessary.”

Dr. Pedro Manuel Sánchez Gómez, from Hospital Psiquiatrico De Alava Hospital Psiquiátrico de Vitoria, in Alava, Spain, summarized his experience using ADASUVE to treat his patients, “ADASUVE is filling a gap where there is no alternative. It is an important new option for those of us who treat patients with agitation associated with schizophrenia or bipolar disorder.”

Dr. Hanut Oana, from the Psychiatric Hospital Elisabeta Doamna in Galati, Romania, stated: “ADASUVE is quick and elegant. It is a great option for patients who have had unpleasant experiences with previous treatments.”

About ADASUVE (Staccato® loxapine)

ADASUVE is the first and only inhalation therapy for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder. The EU marketing authorization for ADASUVE requires that patients receive regular treatment immediately after administration of the product to control acute agitation symptoms. It also requires that ADASUVE be administered only in a hospital setting under the supervision of a healthcare professional. Short-acting beta-agonist bronchodilator treatment should be available for treatment of possible severe respiratory side effects, such as bronchospasm. Alexza and Ferrer estimate that as many as 8 million adults in the EU suffer from schizophrenia or bipolar disorder1. Agitation is a common symptom for these patients2, characterized by feelings of distress, anxiety and loss of control.

ADASUVE combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic medicinal product. The Staccato system is a hand-held inhaler that delivers a drug aerosol to the deep lung that results in intravenous-like pharmacokinetics and rapid systemic effects.

The authorization for ADASUVE in the EU differs from that in the United States, with respect to the indication statement, dose regimen, available dose strengths, and risk mitigation and management plans. For more information about ADASUVE, including the Summary of Product Characteristics and Patient Information Leaflet approved in the EU, please visit the EMA website. For the full prescribing information including boxed warnings for the U.S., please visit www.adasuve.com.

About Ferrer

Founded in 1959, Ferrer is a privately-held European R&D-based pharmaceutical company headquartered in Barcelona. It is active in the pharmaceutical, health, fine chemicals and food sectors in Europe, Latin America, Africa, the Middle East, Asia and the United States. In total, Ferrer’s human healthcare products are commercialized in more than 90 countries, through 27 international affiliates (including joint ventures) and 70 partners and distributors.

Ferrer carries out activities throughout the full pharmaceutical value chain, from R&D to international marketing, including fine chemical development and the manufacturing of both raw materials and finished pharmaceuticals. Its research centers in Spain and Germany, and manufacturing sites in Europe and Latin America cover the pharmaceutical, diagnostics, vaccine, fine chemical, food and feed sectors. For more information, visit www.ferrer.com.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product and it has been approved for sale by the U.S. Food and Drug Administration, the European Commission and most recently in Guatemala. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the U.S. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries. For more information, visit www.alexza.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

References:

1.	Wittchen H.U., et al., 2011. The size and burden of mental disorders and other disorders of the brain in Europe 2010. Eur. Neuropsychopharmacol. 21, 655-679.
2.	Alexza data on file (primary market research among caregivers of patients with schizophrenia (95% have agitation) and bipolar patients (87% have agitation).